Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Second Quarter 2007 Operating Results
Baton Rouge, LA – Wednesday, August 8, 2007 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the second quarter ended June 30, 2007.
Second Quarter Results
Lamar reported net revenues of $315.2 million for the second quarter of 2007 versus $287.6 million for the second quarter of 2006, a 9.6 % increase. Operating income for the second quarter of 2007 was $74.6 million as compared to $59.2 million for the same period in 2006. There were net earnings of $18.4 million which is unchanged from the second quarter of 2006.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and (gain) loss on disposition of assets — see reconciliation to net income at the end of this release), for the second quarter of 2007 was $152.4 million versus $135.4 million for the second quarter of 2006, a 12.5 % increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the second quarter of 2007 was $39.7 million as compared to $35.8 million for the same period in 2006, an 10.9% increase.
Pro forma net revenue for the second quarter of 2007 increased 8.8% and pro forma EBITDA increased 11.7 % as compared to the second quarter of 2006. Pro forma net revenue and EBITDA include adjustments to the 2006 period for acquisitions and divestitures for the same time frame as actually owned in the 2007 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Six Months Results
Lamar reported net revenues of $590.4 million for the six months ended June 30, 2007 versus $540.9 million for the same period in 2006, a 9.2% increase. Operating income for the six months ended June 30, 2007 was $106.1 million as compared to $86.5 million for the same period in 2006. EBITDA increased 12.2% to $266.3 million for the six months ended June 30, 2007 versus $237.3 million for the same period in 2006. There was net income of $27.2 million for the six months ended June 30, 2007 as compared to net income of $19.9 million for the same period in 2006.
Free Cash Flow for the six months ended June 30, 2007 was $77.3 million as compared to $64.9 million for the same period in 2006, a 19.1% increase.
As of the date of this press release, the Company has 534 digital displays in operation in 116 markets.

Stock Repurchase Program
During the quarter ended June 30, 2007, the Company repurchased 967,258 shares of its Class A common stock for an aggregate purchase price of approximately $62 million. As of June 30, 2007, the Company had approximately $407 million of authorized repurchase capacity remaining under its repurchase program. Share repurchases under the program may be made on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased is determined by Lamar’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for future use for general corporate and other purposes.
Exchange Offer
On May 31, 2007, the Company commenced an offer to exchange all of its outstanding 2 7/8% Convertible Notes due 2010 (the “outstanding notes”), for an equal amount of newly issued 2 7/8% Convertible Notes due 2010—Series B (“the “new notes”) and cash. The new notes are a separate series of debt securities. The purpose of the exchange offer was to exchange outstanding notes for new notes with certain different terms. The primary difference between the new and outstanding notes is that upon conversion of the new notes, the Company can deliver to the note holders, at its option, all cash, all Class A common stock or any combination of the two whereas the outstanding notes convert solely into the Company’s Class A common stock. This exchange was completed on July 3, 2007. The Company accepted for exchange $287.2 million aggregate principal amount of outstanding notes, which represented approximately 99.9 % of the total outstanding notes. Approximately $0.3 million aggregate principal amount of outstanding notes remain outstanding with the total indebtedness of the Company remaining unchanged.
Guidance
For the third quarter of 2007 the Company expects net revenue to be approximately $311 million. On a pro forma basis this represents an increase of approximately 6% over the same period in 2006.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding our guidance for the third quarter of 2007. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the strength of the economy generally and the demand for advertising in particular; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information
A conference call will be held to discuss the Company’s operating results Wednesday, August 8, 2007 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-9871 or 1-334-323-9872
Passcode:	Lamar

Replay:	1-877-919-4059
Passcode:	63018731
Available through Friday, August 10, 2007 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com

Available through Friday, August 10, 2007 at 11:59 p.m. eastern time
General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating approximately 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 19 states and the province of Ontario, Canada and approximately 70 transit advertising companies in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenues	$315,225	$287,577	$590,410	$540,910

Operating expenses (income)
Direct advertising expenses	102,769	96,415	203,552	191,624
General and administrative expenses	48,506	45,804	97,382	92,118
Corporate expenses	11,587	9,918	23,138	19,897
Non-cash compensation	6,145	2,912	15,592	5,910
Depreciation and amortization	73,150	74,089	146,468	147,267
Gain on disposition of assets	(1,519)	(712)	(1,831)	(2,390)

	240,638	228,426	484,301	454,426

Operating income	74,587	59,151	106,109	86,484

Other expense (income)
Gain on disposition of investment	—	—	(15,448)	—
Interest income	(251)	(378)	(744)	(605)
Interest expense	43,292	27,126	75,137	51,969

	43,041	26,748	58,945	51,364

Income before income tax expense	31,546	32,403	47,164	35,120
Income tax expense	13,166	14,031	19,945	15,208

Net income	18,380	18,372	27,219	19,912
Preferred stock dividends	91	91	182	182

Net income applicable to common stock	$18,289	$18,281	$27,037	$19,730

Earnings per share:
Basic earnings per share	$0.19	$0.18	$0.27	$0.19

Diluted earnings per share	$0.19	$0.18	$0.27	$0.19

Cash dividends declared per share of common stock	$—	$—	$3.25	$—

Weighted average common shares outstanding:
- basic	97,647,094	103,277,889	98,430,517	104,138,905
- diluted	98,487,257	104,348,078	99,215,975	105,101,156

OTHER DATA
Free Cash Flow Computation:
EBITDA	$152,363	$135,440	$266,338	$237,271
Interest, net	(41,924)	(25,533)	(72,186)	(48,936)
Current tax expense	(10,704)	(6,864)	(6,710)	(9,465)
Preferred stock dividends	(91)	(91)	(182)	(182)
Total capital expenditures (1)	(59,941)	(67,195)	(110,005)	(113,753)

Free cash flow	$39,703	$35,757	$77,255	$64,935

(1) See the capital expenditures detail included below for a breakdown by category.
			June 30,	December 31,
			2007	2006
Selected Balance Sheet Data:
Cash and cash equivalents			$12,160	$11,796
Working capital			113,395	119,791
Total assets			3,985,490	3,924,228
Total debt (including current maturities)			2,517,497	1,990,468
Total stockholders’ equity			1,076,054	1,538,533

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Other Data:
Cash flows provided by operating activities	$110,149	$121,959	$143,501	$156,880
Cash flows used in investing activities	84,339	108,797	165,557	220,568
Cash flows provided by (used in) financing activities	(13,325)	(14,855)	23,008	49,715

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$110,149	$121,959	$143,501	$156,880
Changes in operating assets and liabilities	(10,254)	(13,305)	38,457	24,478
Total capital expenditures	(59,941)	(67,195)	(110,005)	(113,753)
Preferred stock dividends	(91)	(91)	(182)	(182)
Other	(160)	(5,611)	5,484	(2,488)

Free cash flow	$39,703	$35,757	$77,255	$64,935

Reconciliation of EBITDA to Net income:
EBITDA	$152,363	$135,440	$266,338	$237,271
Less:
Non-cash compensation	6,145	2,912	15,592	5,910
Depreciation and amortization	73,150	74,089	146,468	147,267
Gain on disposition of assets	(1,519)	(712)	(1,831)	(2,390)

Operating Income	74,587	59,151	106,109	86,484

Less:
Interest income	(251)	(378)	(744)	(605)
Gain on disposition of investment	—	—	(15,448)	—
Interest expense	43,292	27,126	75,137	51,969
Income tax expense	13,166	14,031	19,945	15,208

Net income	$18,380	$18,372	$27,219	$19,912

	Three months ended
	June 30,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2007	2006	% Change
Reported net revenue	$315,225	$287,577	9.6%
Acquisitions and divestitures		2,148

Pro forma net revenue	$315,225	$289,725	8.8%

Reported direct advertising and G&A expenses	$151,275	$142,219	6.4%
Acquisitions and divestitures		961

Pro forma direct advertising and G&A expenses	$151,275	$143,180	5.7%

Reported outdoor operating income	$163,950	$145,358	12.8%
Acquisitions and divestitures		1,187

Pro forma outdoor operating income	$163,950	$146,545	11.9%

Reported Corporate expenses	$11,587	$9,918	16.8%
Acquisitions and divestitures		223

Pro forma Corporate expenses	$11,587	$10,141	14.3%

Reported EBITDA	$152,363	$135,440	12.5%
Acquisitions and divestitures		964

Pro forma EBITDA	$152,363	$136,404	11.7%

Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor Operating income	$163,950	$145,358
Less: Corporate expenses	(11,587)	(9,918)
Non-cash compensation	(6,145)	(2,912)
Depreciation and amortization	(73,150)	(74,089)
Plus: Gain on disposition of assets	1,519	712

Operating income	$74,587	$59,151

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2006 for acquisitions and divestitures for the same time frame as actually owned in 2007.

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Capital expenditure detail by category
Billboards — traditional	$16,568	$24,209	$37,093	$34,393
Billboards — digital	25,003	19,024	40,789	37,051
Logo	3,025	2,348	4,799	3,953
Transit	147	139	586	353
Land and buildings	9,710	4,286	18,810	11,559
Operating equipment	5,488	14,498	7,928	16,676
Storm reconstruction	—	2,691	—	9,768

Total capital expenditures	$59,941	$67,195	$110,005	$113,753